Exhibit 99.1

FOR IMMEDIATE RELEASE

Media:	Ellen Barry	Investors:	Lisa Capodici
	(614) 553-3858		(614) 757-5035
	ellen.barry@cardinalhealth.com		lisa.capodici@cardinalhealth.com

Cardinal Health Reports Fourth-quarter and Year-end Results for Fiscal Year 2018

•	Fourth-quarter revenue increased 7 percent to $35 billion; full-year revenue increased 5 percent to $137 billion

•	Full-year GAAP[1] operating earnings were $126 million and non-GAAP operating earnings were $2.6 billion. GAAP operating earnings included a Medical segment non-cash, goodwill impairment of $1.4 billion

•	Full-year GAAP diluted earnings per share were $0.81, and non-GAAP diluted earnings per share were $5.00

DUBLIN, Ohio, August 6, 2018 - Cardinal Health (NYSE: CAH) today reported fourth-quarter fiscal year 2018 revenues of $35 billion, an increase of 7 percent from the fourth quarter last year, and fiscal year 2018 revenues of $137 billion, an increase of 5 percent from fiscal 2017.

Fourth-quarter GAAP operating earnings were a loss of $1.1 billion due to a Medical segment non-cash, goodwill impairment of $1.4 billion, which was primarily due to the performance of the Cordis business. Non-GAAP operating earnings were $465 million for the quarter. The company reported GAAP operating earnings of $126 million for fiscal year 2018 and non-GAAP operating earnings of $2.6 billion.

For the quarter, GAAP diluted earnings per share (EPS) were a loss of $3.76, while non-GAAP diluted EPS were $1.01. GAAP diluted EPS for fiscal year 2018 were $0.81, and non-GAAP diluted EPS were $5.00.

“Fiscal ’18 was a challenging year, but we are making significant progress by taking decisive actions to drive growth, reduce costs and enhance profitability,” said Mike Kaufmann, CEO of Cardinal Health. “We are on track, and Cardinal Health’s best-in-class products and services continue to distinguish us with our customers and their patients.”

Q4 and year-end FY18 summary

	Q4 FY18		Q4 FY17		Y/Y	FY18		FY17		Y/Y
Revenue	$35	billion	$33	billion	7%	$137	billion	$130	billion	5%
Operating earnings/(loss)	$(1.1	) billion	$439	million	N.M.	$126	million	$2.1	billion	(94)%
Non-GAAP operating earnings	$465	million	$640	million	(27)%	$2.6	billion	$2.8	billion	(7)%
Net earnings/(loss) attributable to Cardinal Health, Inc.	$(1.2	) billion	$274	million	N.M.	$256	million	$1.3	billion	(80)%
Non-GAAP net earnings/(loss) attributable to Cardinal Health, Inc.	$315	million	$416	million	(24)%	$1.6	billion	$1.7	billion	(9)%
Diluted EPS attributable to Cardinal Health, Inc.	$(3.76)		$0.86		N.M.	$0.81		$4.03		(80)%
Non-GAAP diluted EPS attributable to Cardinal Health, Inc.	$1.01		$1.31		(23)%	$5.00		$5.40		(7)%

Tax rates
During the fourth quarter of 2018 and 2017, GAAP effective tax rates were 1.8 percent and 25.8 percent, respectively. During fiscal years 2018 and 2017, GAAP effective tax rates were 213.8 percent and 32.7 percent, respectively. The fiscal year 2018 effective tax rates were adversely affected by the non-deductible Medical segment goodwill impairment. This unfavorable impact was partially offset in both the fourth quarter and fiscal year 2018 by net discrete tax benefits.  Also, as previously disclosed, the fiscal year 2018 GAAP effective tax rate benefitted from transitional tax benefits of $2.97 per share due to the enactment of the U.S. Tax Cuts and Jobs Act (“U.S. tax reform”) and a lower U.S. federal income tax rate.

Cardinal Health

During the fourth quarter of 2018 and 2017, the non-GAAP effective tax rates were 11.8 percent and 27.0 percent respectively. During fiscal years 2018 and 2017, the non-GAAP effective tax rates were 29.3 percent and 32.6 percent. The non-GAAP effective tax rates for the fourth quarter and fiscal year 2018 benefitted from net favorable discrete items and the lower U.S. federal income tax rate due to U.S. tax reform.

Segment results
Pharmaceutical segment
Fourth-quarter revenue for the Pharmaceutical segment increased 6 percent to $31 billion due to sales growth from Pharmaceutical and Specialty Distribution customers. This was partially offset by the divestiture of the company’s China distribution business and expiration of a large, mail-order customer contract, both of which were previously announced.

Segment profit for the quarter decreased 18 percent to $416 million primarily due to the negative impact from the company’s generic program performance.

	Q4 FY18		Q4 FY17		Y/Y	FY18		FY17		Y/Y
Revenue	$31	billion	$30	billion	6%	$121	billion	$116	billion	4%
Segment profit	$416	million	$505	million	(18)%	$2	billion	$2	billion	(9)%
Medical segment
Fourth-quarter revenue for the Medical segment increased 14 percent to $4 billion, which was driven primarily by the acquisition of the Patient Recovery business.

Medical segment profit decreased by 17 percent, or $24 million, to $114 million in the fourth quarter driven by the performance of Cardinal Health Branded products, primarily Cordis, and compensation-related items. This was mostly offset by contributions from acquisitions.

	Q4 FY18		Q4 FY17		Y/Y	FY18		FY17		Y/Y
Revenue	$3.9	billion	$3	billion	14%	$16	billion	$14	billion	15%
Segment profit	$114	million	$138	million	(17)%	$662	million	$572	million	16%

Outlook
The company does not provide GAAP EPS outlook because it is unable to reliably forecast most of the items that are excluded from GAAP EPS to calculate non-GAAP EPS. These items could cause EPS to differ materially from non-GAAP EPS. See "Use of Non-GAAP Measures" following the attached schedules for additional explanation.

The company's fiscal year 2019 guidance range for non-GAAP diluted EPS from continuing operations is $4.90 to $5.15.

Recent highlights

•
Closed on partnership with Clayton, Dubilier & Rice to accelerate the growth of naviHealth, a market leader in post-acute care management. Cardinal Health retains approximately a 45 percent interest in naviHealth and, at closing, received net cash proceeds of $736 million and expects to record a pre-tax gain of more than $500 million in the first quarter of FY19.

•
The company exited its transition services agreements (TSA) with Medtronic for North America, Latin America and the Global Supply Chain during the last week of July and is on track for TSA exits in other regions in late calendar year 2018 and early 2019.

•
Awarded more than $3 million in grants to more than 70 nonprofit organizations to support local efforts to combat the opioid epidemic across Ohio, West Virginia, Kentucky and Tennessee. The grants were made through the Cardinal Health Foundation's Generation Rx program and are funded by Cardinal Health's Opioid Action Program.

FY18 awards and recognition highlights

•	Named as one of 2018 World's Most Admired Companies by Fortune for the fourth consecutive year

•	Earned distinction as a 2018 “Top 70 Companies for Executive Women" by the National Association for Female Executives for the seventh consecutive year

Cardinal Health

•	Recognized by Becker's Healthcare as one of the 150 Top Places to Work in Healthcare in 2018 for the fifth consecutive year

•	Named to the Human Rights Campaign (HRC) Best Places to Work for LGBT Equality for the tenth consecutive year based on ratings in HRC's 2018 Corporate Equality Index

Webcast

Cardinal Health will host a webcast today at 8:30 a.m. Eastern to discuss fourth-quarter and year-end results. To access the webcast and corresponding slide presentation, go to the Investor Relations page at ir.cardinalhealth.com. No access code is required.

Presentation slides and a webcast replay will be available on the Cardinal Health website at ir.cardinalhealth.com until August 5, 2019.

Upcoming webcasted investor events

•	Morgan Stanley 16th Annual Global Healthcare Conference on Friday, Sept. 14 at 8:45 a.m. Eastern in New York City

About Cardinal Health
Cardinal Health, Inc. is a global, integrated healthcare services and products company, providing customized solutions for hospitals, healthcare systems, pharmacies, ambulatory surgery centers, clinical laboratories and physician offices worldwide. The company provides clinically proven medical products, pharmaceuticals and cost-effective solutions that enhance supply chain efficiency from hospital to home. To help combat prescription drug abuse, the company and its education partners created Generation Rx, a national drug education and awareness program. Backed by nearly 100 years of experience, with approximately 50,000 employees in nearly 60 countries, Cardinal Health ranks #14 on the Fortune 500. For more information, visit cardinalhealth.com, follow @CardinalHealth on Twitter, @cardinalhealthwings on Facebook and connect on LinkedIn at linkedin.com/ company/cardinal-health.

1GAAP refers to U.S. generally accepted accounting principles. This news release includes GAAP financial measures as well as non-GAAP financial measures, which are financial measures not calculated in accordance with GAAP. See "Use of Non-GAAP Measures" following the attached schedules for definitions of the non-GAAP financial measures presented in this news release and see the attached schedules for reconciliations of the differences between the non-GAAP financial measures and their most directly comparable GAAP financial measures.

Cardinal Health uses its website as a channel of distribution for material company information. Important information, including news releases, financial information, earnings and analyst presentations, and information about upcoming presentations and events is routinely posted and accessible on the Investor Relations page at ir.cardinalhealth.com. In addition, the website allows investors and other interested persons to sign up automatically to receive e-mail alerts when the company posts news releases, SEC filings and certain other information on its website.

Cautions Concerning Forward-Looking Statements
This news release contains forward-looking statements addressing expectations, prospects, estimates and other matters that are dependent upon future events or developments. These statements may be identified by words such as "expect," "anticipate," "intend," "plan," "believe," "will," "should," "could," "would," "project," "continue," "likely," and similar expressions, and include statements reflecting future results or guidance, statements of outlook and expense accruals. These matters are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties include competitive pressures in Cardinal Health's various lines of business; the amount or rate of generic deflation and our ability to offset generic deflation and maintain other financial and strategic benefits through our generic sourcing venture with CVS Health; our ability to manage uncertainties associated with the pricing of branded pharmaceuticals, including decreased branded inflation and possible branded price reductions; risks associated with our ability to stabilize the performance of our Cordis business; risks associated with the acquisition of the Patient Recovery business, including the ability to successfully integrate the acquired businesses and the ability to achieve the expected synergies and accretion in earnings; the risk of non-renewal under our contracts with CVS Health or one or more other key customer or supplier arrangements or changes to the pricing or other terms of or level of purchases under those arrangements; uncertainties due to government health care reform including federal health care reform legislation or administrative action; uncertainties with respect to the recently enacted Tax Cuts and Jobs Act; changes in the distribution patterns or reimbursement rates for health care products and services; risks associated with the distribution of opioids, including ongoing investigations and lawsuits by certain governmental and regulatory authorities, the potential financial impact of enacted and possible taxes or other assessments on the sale of opioids, and potential reputational or operational harm; and changes in foreign currency rates and the cost of commodities such as oil-based resins, cotton, latex and diesel fuel. Cardinal Health is subject to additional risks and uncertainties described in Cardinal Health's Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports. This news release reflects management's views as of Aug. 6, 2018. Except to the extent required by applicable law, Cardinal Health undertakes no obligation to update or revise any forward-looking statement.

Schedule 1
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings (Unaudited)

	Fourth Quarter				Fiscal Year
(in millions, except per common share amounts)	2018		2017	% Change	2018	2017	% Change
Revenue	$35,349		$32,966	7%	$136,809	$129,976	5%
Cost of products sold	33,614		31,343	7%	129,628	123,432	5%
Gross margin	1,735		1,623	7%	7,181	6,544	10%

Operating expenses:
Distribution, selling, general and administrative expenses	1,270		983	29%	4,596	3,775	22%
Restructuring and employee severance	22		24	N.M.	176	56	N.M.
Amortization and other acquisition-related costs	165		163	N.M.	707	527	N.M.
Impairments and (gain)/loss on disposal of assets, net[1]	1,354		3	N.M.	1,417	18	N.M.
Litigation (recoveries)/charges, net	4		11	N.M.	159	48	N.M.
Operating earnings/(loss)	(1,080)		439	N.M.	126	2,120	(94)%

Other (income)/expense, net	29		(3)	N.M.	23	(5)	N.M.
Interest expense, net	78		68	15%	329	201	64%
Loss on extinguishment of debt	—		—	N.M.	2	—	N.M.
Earnings/(loss) before income taxes	(1,187)		374	N.M.	(228)	1,924	N.M.

Provision for/(benefit from) income taxes	(21)		96	N.M.	(487)	630	N.M.
Net earnings/(loss)	(1,166)		278	N.M.	259	1,294	(80)%

Less: Net earnings attributable to noncontrolling interests	—		(4)	N.M.	(3)	(6)	N.M.
Net earnings/(loss) attributable to Cardinal Health, Inc.	$(1,166)		$274	N.M.	$256	$1,288	(80)%

Earnings per common share attributable to Cardinal Health, Inc.:
Basic	$(3.76)		$0.87	N.M.	$0.82	$4.06	(80)%
Diluted	(3.76)	[2]	0.86	N.M.	0.81	4.03	(80)%

Weighted-average number of common shares outstanding:
Basic	310		316		313	317
Diluted	310	[2]	318		315	320
1In conjunction with the preparation of our consolidated financial statements for fiscal year 2018, we recently completed our annual goodwill impairment test, which we perform annually in the fourth quarter. As part of this annual test, we concluded that a portion of our Medical segment goodwill was impaired, resulting in a non-cash impairment charge of $1.4 billion during the fourth quarter of fiscal 2018. This impairment charge does not impact our liquidity, cash flows from operations, or compliance with debt covenants.
2Due to the net loss during the fourth quarter of fiscal 2018, dilutive potential common shares have not been included in the denominator of the dilutive per share computation due to their antidilutive effect.

Schedule 2
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

(in millions)	June 30, 2018	June 30, 2017
Assets
Current assets:
Cash and equivalents	$1,763	$6,879
Trade receivables, net	7,800	8,048
Inventories, net	12,308	11,301
Prepaid expenses and other	1,926	2,117
Assets held for sale	756	—
Total current assets	24,553	28,345

Property and equipment, net	2,487	1,879
Goodwill and other intangibles, net	12,229	9,207
Other assets	682	681
Total assets	$39,951	$40,112

Liabilities, Redeemable Noncontrolling Interests and Shareholders’ Equity
Current liabilities:
Accounts payable	$19,677	$17,906
Current portion of long-term obligations and other short-term borrowings	1,001	1,327
Other accrued liabilities	2,002	1,988
Liabilities related to assets held for sale	213	—
Total current liabilities	22,893	21,221

Long-term obligations, less current portion	8,012	9,068
Deferred income taxes and other liabilities	2,975	2,877

Redeemable noncontrolling interests	12	118

Total Cardinal Health, Inc. shareholders' equity	6,059	6,808
Noncontrolling interests	—	20
Total shareholders’ equity	6,059	6,828
Total liabilities, redeemable noncontrolling interests and shareholders’ equity	$39,951	$40,112

Schedule 3
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Fourth Quarter		Fiscal Year
(in millions)	2018	2017	2018	2017

Cash flows from operating activities:
Net earnings/(loss)	$(1,166)	$278	$259	$1,294

Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	253	192	1,032	717
Loss on extinguishment of debt	—	—	2	—
Impairments and loss on sale of other investments	—	—	6	4
Impairments and loss on disposal of assets, net	1,354	3	1,417	18
Share-based compensation	21	23	85	96
Provision for deferred income taxes	(1,012)	291	(1,012)	291
Provision for bad debts	35	17	111	63
Change in fair value of contingent consideration obligation	—	(5)	(2)	(5)
Change in operating assets and liabilities, net of effects from acquisitions and divestitures:
Increase in trade receivables	(239)	(558)	(871)	(665)
(Increase)/decrease in inventories	(346)	337	(1,211)	(673)
Increase in accounts payable	939	329	2,574	564
Other accrued liabilities and operating items, net	715	(183)	378	(520)
Net cash provided by operating activities	554	724	2,768	1,184

Cash flows from investing activities:
Acquisition of subsidiaries, net of cash acquired	—	(19)	(6,142)	(132)
Additions to property and equipment	(138)	(94)	(384)	(387)
Purchase of available-for-sale securities and other investments	(2)	(6)	(9)	(194)
Proceeds from sale of available-for-sale securities and other investments	—	113	65	228
Proceeds from maturities of available-for-sale securities	—	28	—	77
Proceeds from divestitures, net of cash sold, and disposal of property and equipment	—	2	862	3
Net cash provided by/(used in) investing activities	(140)	24	(5,608)	(405)

Cash flows from financing activities:
Payment of contingent consideration obligation	(13)	—	(35)	(3)
Net change in short-term borrowings	—	(22)	(50)	3
Purchase of noncontrolling interests	—	—	(106)	(12)
Reduction of long-term obligations	(551)	(250)	(954)	(310)
Proceeds from interest rate swap terminations	—	—	—	14
Proceeds from long-term obligations, net of issuance costs	—	5,171	3	5,171
Net tax proceeds/(withholdings) from share-based compensation	—	6	(3)	26
Excess tax benefits from share-based compensation	—	(3)	—	34
Dividends on common shares	(145)	(142)	(581)	(577)
Purchase of treasury shares	(100)	—	(550)	(600)
Net cash provided by/(used in) financing activities	(809)	4,760	(2,276)	3,746

Effect of exchange rates changes on cash and equivalents	(13)	3	4	(2)
Cash reclassified to assets held for sale	(4)	—	(4)	—

Net increase/(decrease) in cash and equivalents	(412)	5,511	(5,116)	4,523
Cash and equivalents at beginning of period	2,175	1,368	6,879	2,356
Cash and equivalents at end of period	$1,763	$6,879	$1,763	$6,879

Schedule 4
Cardinal Health, Inc. and Subsidiaries
Segment Information

Fourth Quarter

(in millions)	2018	2017	(in millions)	2018	2017
Pharmaceutical			Medical

Revenue			Revenue
Amount	$31,455	$29,552	Amount	$3,898	$3,416
Growth rate	6%	5%	Growth rate	14%	6%

Segment profit			Segment profit
Amount	$416	$505	Amount	$114	$138
Growth rate	(18)%	(7)%	Growth rate	(17)%	13%
Segment profit margin	1.32%	1.71%	Segment profit margin	2.92%	4.03%

Fiscal Year

(in millions)	2018	2017	(in millions)	2018	2017
Pharmaceutical			Medical

Revenue			Revenue
Amount	$121,241	$116,463	Amount	$15,581	$13,524
Growth rate	4%	7%	Growth rate	15%	9%

Segment profit			Segment profit
Amount	$1,992	$2,187	Amount	$662	$572
Growth rate	(9)%	(12)%	Growth rate	16%[1]	25%[2]
Segment profit margin	1.64%	1.88%	Segment profit margin	4.25%	4.23%
1Segment profit includes a $64 million impact from the roll-out of the inventory fair value step up related to the Patient Recovery acquisition for fiscal year 2018. Excluding the impact of the inventory fair value step up, Medical segment profit would have increased 27% for fiscal year 2018.
2Segment profit for fiscal year 2016 includes the $43 million unfavorable impact of the Cordis-related inventory fair value step-up. Excluding this step-up, year-over-year Medical segment profit growth was 14 percent for fiscal year 2017.

Schedule 5
Cardinal Health, Inc. and Subsidiaries
GAAP / Non-GAAP Reconciliation1

	Operating Earnings/(Loss)	Operating Earnings Growth Rate	Earnings/(Loss) Before Income Taxes	Provision for/(Benefit from) Income Taxes	Net Earnings/(Loss)[2]	Net Earnings[2] Growth Rate	Effective Tax Rate	Diluted EPS[2,6]	Diluted EPS[2] Growth Rate

(in millions, except per common share amounts)
	Fourth Quarter 2018
GAAP	$(1,080)	N.M.	$(1,187)	$(21)	$(1,166)	N.M.	1.8%	$ (3.76)	N.M.
Restructuring and employee severance	22		22	(3)	25			0.08
Amortization and other acquisition-related costs	165		165	33	132			0.42
Impairments and (gain)/loss on disposal of assets, net[5]	1,354		1,354	13	1,341			4.30
Litigation (recoveries)/charges, net	4		4	(4)	8			0.02
Transitional tax benefit, net[3]	—		—	25	(25)			(0.08)
Non-GAAP	$465	(27)%	$358	$43	$315	(24)%	11.8%	$ 1.01[4]	(23)%

	Fourth Quarter 2017
GAAP	$439	(29)%	$374	$96	$274	(18)%	25.8%	$0.86	(16)%
Restructuring and employee severance	24		24	9	15			0.05
Amortization and other acquisition-related costs	163		163	45	118			0.37
Impairments and (gain)/loss on disposal of assets, net	3		3	1	2			0.01
Litigation (recoveries)/charges, net	11		11	4	7			0.02
Non-GAAP	$640	(1)%	$575	$155	$416	12%	27.0%	$1.31	15%

	Fiscal Year 2018
GAAP	$126	(94)%	$(228)	$(487)	$259	(80)%	213.8%	$0.81	(80)%
Restructuring and employee severance	176		176	25	151			0.48
Amortization and other acquisition-related costs	707		707	176	531			1.69
Impairments and (gain)/loss on disposal of assets, net[5]	1,417		1,417	(44)	1,461			4.64
Litigation (recoveries)/charges, net	159		159	48	111			0.35
Loss on extinguishment of debt	—		2	1	1			—
Transitional tax benefit, net[3]	—		—	936	(936)			(2.97)
Non-GAAP	$2,585	(7)%	$2,233	$655	$1,578	(9)%	29.3%	$ 5.00[4]	(7)%

	Fiscal Year 2017
GAAP	$2,120	(14)%	$1,924	$630	$1,288	(10)%	32.7%	$4.03	(7)%
Restructuring and employee severance	56		56	20	36			0.11
Amortization and other acquisition-related costs	527		527	165	362			1.13
Impairments and (gain)/loss on disposal of assets, net	18		18	6	12			0.04
Litigation (recoveries)/charges, net	48		48	19	29			0.09
Non-GAAP	$2,769	(4)%	$2,572	$839	$1,727	—%	32.6%	$5.40	3%
1For more information on these measures, refer to the Use of Non-GAAP Measures and Definitions schedules.
2attributable to Cardinal Health, Inc.
3Reflects the estimated net transitional benefit from the re-measurement of our deferred tax assets and liabilities partially offset by the repatriation tax on cash and earnings of foreign subsidiaries.  We have not yet completed our analysis of the impact of the Tax Act and, as such, these amounts are provisional estimates and we may record additional provisional amounts or adjustments to the provisional amounts in future periods.
4Non-GAAP EPS for fourth quarter and fiscal year 2018 includes a $0.07 and $0.43 benefit from applying a lower federal tax rate to our year-to-date U.S. pre-tax non-GAAP earnings. Excluding this benefit, non-GAAP EPS would have been $0.94 and $4.57 for fourth quarter and fiscal year 2018, respectively.
5Fourth quarter and fiscal year 2018 include a goodwill impairment charge of $1.4 billion related to our Medical segment.
6Fourth quarter fiscal 2018 GAAP diluted loss per share is calculated using a weighted average of 310 million common shares and excludes dilutive securities from the denominator due to their anti-dilutive effects resulting from our GAAP net loss for the quarter. Fourth quarter fiscal 2018 non-GAAP diluted EPS and the EPS impact from the GAAP to non-GAAP per share reconciling items are calculated using a weighted average of 312 million common shares, which includes potentially dilutive securities. The inclusion of approximately 2 million dilutive shares in the GAAP to non-GAAP per share reconciling items has a $0.02 impact on our non-GAAP EPS calculation.
The sum of the components may not equal the total due to rounding.
We generally apply varying tax rates depending on the item's nature and tax jurisdiction where it is incurred.

Cardinal Health, Inc. and Subsidiaries

Use of Non-GAAP Measures
This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP").
In addition to analyzing our business based on financial information prepared in accordance with GAAP, we use these non-GAAP financial measures internally to evaluate our performance, engage in financial and operational planning, and determine incentive compensation because we believe that these measures provide additional perspective on and, in some circumstances are more closely correlated to, the performance of our underlying, ongoing business. We provide these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on our financial and operating results on a year-over-year basis and in comparing our performance to that of our competitors. However, the non-GAAP financial measures that we use may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The non-GAAP financial measures disclosed by us should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth below should be carefully evaluated.
Exclusions from Non-GAAP Financial Measures
Management believes it is useful to exclude the following items from the non-GAAP measures presented in this earnings release for its own and for investors’ assessment of the business for the reasons identified below:

•
LIFO charges and credits are excluded because the factors that drive last-in first-out ("LIFO") inventory charges or credits, such as pharmaceutical manufacturer price appreciation or deflation and year-end inventory levels (which can be meaningfully influenced by customer buying behavior immediately preceding our fiscal year-end), are largely out of our control and cannot be accurately predicted. The exclusion of LIFO charges and credits from non-GAAP metrics facilitates comparison of our current financial results to our historical financial results and to our peer group companies’ financial results.

•	Restructuring and employee severance costs are excluded because they are not part of the ongoing operations of our underlying business.

•
Amortization and other acquisition-related costs, which include transaction costs, integration costs, and changes in the fair value of contingent consideration obligations, are excluded primarily for consistency with the presentation of the financial results of our peer group companies. Additionally, costs for amortization of acquisition-related intangible assets are non-cash amounts, which are variable in amount and frequency and are significantly impacted by the timing and size of acquisitions, so their exclusion facilitates comparison of historical, current and forecasted financial results. We also exclude other acquisition-related costs, which are directly related to an acquisition but do not meet the criteria to be recognized on the acquired entity’s initial balance sheet as part of the purchase price allocation. These costs are also significantly impacted by the timing, complexity and size of acquisitions.

•
Impairments and gain or loss on disposal of assets are excluded because they do not occur in or reflect the ordinary course of our ongoing business operations and are inherently unpredictable in timing and amount, and in the case of impairments, are non-cash amounts, so their exclusion facilitates comparison of historical, current and forecasted financial results.

•
Litigation recoveries or charges, net are excluded because they often relate to events that may have occurred in prior or multiple periods, do not occur in or reflect the ordinary course of our business and are inherently unpredictable in timing and amount.

•
Loss on extinguishment of debt is excluded because it does not typically occur in the normal course of business and may obscure analysis of trends and financial performance. Additionally, the amount and frequency of this type of charge is not consistent and is significantly impacted by the timing and size of debt extinguishment transactions.

•
Transitional tax benefit, net related to the Tax Cuts and Jobs Act is excluded because it results from the one-time impact during the one-year measurement period of a very significant change in the U.S. federal corporate tax rate and, due to the significant size of the benefit, obscures analysis of trends and financial performance. The transitional tax benefit includes the initial estimate and measurement period adjustments for the re-measurement of deferred tax assets and liabilities due to the reduction of the U.S. federal corporate income tax rate and the repatriation tax on undistributed foreign earnings, both of which are subject to adjustment during an up to 12 month measurement period.

The tax effect for each of the items listed above, other than the transitional tax benefit item, is determined using the tax rate and other tax attributes applicable to the item and the jurisdiction(s) in which the item is recorded. The gross, tax and net impact of each item are presented with our GAAP to non-GAAP reconciliations.
Forward Looking Non-GAAP Measures
In this document, the Company presents certain forward-looking non-GAAP metrics. The Company does not provide outlook on a GAAP basis because changes in the items that the Company excludes from GAAP to calculate the comparable non-GAAP measure can be dependent on future events that are less capable of being controlled or reliability predicted by management and are not part of the Company’s routine operating activities. Additionally, management does not forecast many of the excluded items for internal use and therefore cannot create or rely on outlook done on a GAAP basis.

The timing and amount of any of the items excluded from GAAP to calculate non-GAAP could significantly impact the Company’s fiscal 2019 GAAP results. Over the past five years, the excluded items have lowered the Company’s EPS from $0.47 to $4.19, which includes a goodwill impairment charge of $4.36 per share related to our Medical segment that we recognized in fiscal 2018.

Definitions

Growth rate calculation: growth rates in this earnings release are determined by dividing the difference between current-period results and prior-period results by prior-period results.
Non-GAAP operating earnings: operating earnings excluding (1) LIFO charges/(credits), (2) restructuring and employee severance, (3) amortization and other acquisition-related costs, (4) impairments and (gain)/loss on disposal of assets and (5) litigation (recoveries)/charges, net.
Non-GAAP earnings before income taxes: earnings before income taxes excluding (1) LIFO charges/(credits), (2) restructuring and employee severance, (3) amortization and other acquisition-related costs, (4) impairments and (gain)/loss on disposal of assets, (5) litigation (recoveries)/charges, net and (6) loss on extinguishment of debt.
Non-GAAP effective tax rate: (provision for income taxes adjusted for (1) LIFO charges/(credits), (2) restructuring and employee severance, (3) amortization and other acquisition-related costs, (4) impairments and (gain)/loss on disposal of assets, (5) litigation (recoveries)/charges, net, (6) loss on extinguishment of debt, and (7) transitional tax benefit, (net) divided by (earnings before income taxes adjusted for the first six items).
Non-GAAP net earnings attributable to Cardinal Health, Inc.: net earnings attributable to Cardinal Health, Inc. excluding (1) LIFO charges/(credits), (2) restructuring and employee severance, (3) amortization and other acquisition-related costs, (4) impairments and (gain)/loss on disposal of assets, (5) litigation (recoveries)/charges, net, (6) loss on extinguishment of debt, each net of tax, and (7) transitional tax benefit, net.
Non-GAAP diluted EPS attributable to Cardinal Health, Inc.: non-GAAP net earnings attributable to Cardinal Health, Inc. divided by diluted weighted-average shares outstanding.